Addendum to Form 4/A of

Cecilia Levenstein

March 5, 2007

(2)

These shares are owned directly by The Queue Limited Partnership, a ten percent owner of the issuer, and indirectly by each of Queue Management Associates, Inc., Ronald D. Croatti, Cynthia Croatti and Cecelia Levenstein. Queue Management Associates, Inc. is the general partner of The Queue Limited Partnership. Ronald D. Croatti and Cynthia Croatti are officers, directors and shareholders of Queue Management Associates, Inc. , and Cecelia Levenstein is a director and shareholder of Queue Management Associates, Inc. On February 9, 2007, a trust owning limited partnership interests in The Queue Limited Partnership transferred (i) a 24.975% limited partnership interest in The Queue Limited Partnership to The Frederick S. Croatti Non-GST Trust – 2006, of which Cecelia Levenstein is a trustee; (ii) a 23.6722% interest in The Queue Limited Partnership to The Ronald D. Croatti Non-GST Trust – 2006, of which Cecelia Levenstein is a trustee, and (iii) a 23.6722% interest in The Queue Limited Partnership to The Cynthia Croatti Non-GST Trust – 2006, of which Cecelia Levenstein is a trustee. The securities held by The Queue Limited Partnership were not transferred and continue to be owned directly by The Queue Limited Partnership. The consideration paid by each trust for its respective limited partnership interest in The Queue Limited Partnership was in the form of an installment note, and such consideration consisted, in part, of a price per share for the securities underlying such limited partnership interests of $23.7351. Each of the aforementioned reporting persons disclaims beneficial ownership of these reported securities, except to the extent of his, her or its pecuniary interest therein, and this report shall not be deemed an admission that such reporting person is the beneficial owner of these securities for purposes of Section 16 or any other purpose.

(3)	Represents shares owned directly by Cecelia Levenstein.

(4)

Represents shares owned indirectly by Cecelia Levenstein as a trustee of The Ronald D. Croatti Non-GST Trust – 2006. On February 9, 2007, The Ronald D. Croatti Non-GST Trust – 2006 purchased 4,888 shares of Class B Common Stock. Cecelia Levenstein disclaims beneficial ownership of these reported securities, except to the extent of her pecuniary interest therein, and this report shall not be deemed an admission that she is the beneficial owner of these securities for purposes of Section 16 or any other purpose.

(5)

Represents shares owned indirectly by Cecelia Levenstein as trustee of The Cynthia Croatti Non-GST Trust – 2006. On February 9, 2007, The Cynthia Croatti Non-GST Trust – 2006 purchased 4,888 shares of Class B Common Stock. Cecelia Levenstein disclaims beneficial ownership of these reported securities, except to the extent of her pecuniary interest therein, and this report shall not be deemed an admission that she is the beneficial owner of these securities for purposes of Section 16 or any other purpose.